Confidential to Diabesity Inc. and BioFocus

MASTER RESEARCH SERVICES AGREEMENT

This Research Services Agreement is made on July 15, 2014 (“Effective Date”)

BETWEEN:

(1)

BioFocus DPI Limited a company incorporated under the laws of England and Wales (under company registration number 4622227) whose registered address is at Charles River, Manston Road, Margate, Kent, CT9, United Kingdom and whose principal place of business is at Chesterford Research Park, Saffron Walden, Essex CB10 1XL, United Kingdom

Hereafter referred to as “BioFocus”

and

(2)

Diabesity Inc a company incorporated under the laws of Delaware (under company registration number SRV 130450721 - 5321386) whose registered address is at 8 Hillside Avenue, Suite 207, Montclair, NJ 07042

Hereafter referred to as “Client”

WHEREAS

(A)

BioFocus possesses or has access to a library of compounds and has developed and continues to develop certain techniques, know-how, experience and intellectual property that are relevant to drug discovery and development activities (including assay development, structural biology, compound selection, high throughput screening, and computational, synthetic and medicinal chemistry).

(B)

The Client wishes to engage BioFocus to perform certain research services, that will be described in one or more Schedules of Work to be agreed by the Parties from time to time, and BioFocus is willing to provide such services, in accordance with the provisions of this agreement.

The Parties AGREE AS FOLLOWS:

1.

Definitions

In this agreement, the following words have the following meanings:

Affiliate	In relation to a Party, any entity or person which Controls, is Controlled by, or is under common Control with that Party;
Background Intellectual Property	Any and all Intellectual Property in either Party’s ownership, possession or control prior to the Effective Date or generated outside of this agreement after the Effective Date;
BioFocus Compounds

Any compound owned, controlled or commercially available and supplied by BioFocus for the performance of the Services, whether or not any such compound exists in any library owned or controlled by BioFocus;

BioFocus Indemnitees	Has the meaning given in Clause 6.3;
BioFocus Methodologies

(i) Any and all general methods, processes, techniques, synthesis routes and other know-how within BioFocus’ Background Intellectual Property used by BioFocus, or any of its Affiliates, in the performance of the Services, and/or (ii) any know-how generated by BioFocus or such Affiliate during the performance of the Services that constitutes an improvement, modification or enhancement of the subject matter (i) above but that makes no reference to or use of the Client’s Confidential Information, Delivered Items, New Intellectual Property, Results and/or Client Materials;

Claims	Has the meaning given in Clause 6.4.1;
Client Indemnitees	Has the meaning given in Clause 6.4;
Client’s Permitted Collaborator	Any third party chosen by the Client to undertake further research and development of the Results;

v 3 Nov 2011

Confidential to Diabesity Inc. and BioFocus

Client Materials

Any and all information, data and materials in whatever form or format, including any compounds and/or any biological, chemical or other materials and/or structures (whether or not owned, controlled, or commercially available) disclosed to or provided by the Client to BioFocus for the performance of the Services;

Confidential Information

Means all confidential or proprietary information, data or materials in whatever form or format, including but not limited to amino or nucleic acid sequences, probes, cDNA libraries, plasmids, vectors, expression systems, cells, cell lines, organisms, antibodies, biological substances and any constituents, progeny, mutants, derivatives or replications thereof or therefrom, together with all reagents, chemical compounds, targets and other information concerning methods of operations, processes, formulations, reports, know-how, business plans, costs, sales and research, proposals and any record-bearing media containing or disclosing such information;

Control

Direct or indirect beneficial ownership or management control of 50% (or, outside a Party’s home territory, such lesser percentage as is the maximum permitted level of foreign investment) or more of the share capital, stock or other participating interest carrying the right to vote or to distribution of profits of that entity or person, as the case may be; and “Controls” and “Controlled” shall be interpreted accordingly;

Delivered Items	Any reports, recommendations, data, Results or materials generated by BioFocus for the Client in the performance of the Services in accordance with a Schedule of Work;
Disclosing Party	Has the meaning given in Clause 5.1;
Effective Date	Has the meaning given above;
FTE	Means an amount of resource equivalent to that applied by one full time employee of BioFocus in one year, which shall be deemed to be 1650 hours of resource;
FTE Rates	Means the price payable per FTE per annum pro rata, the price being dependent on the FTE’s scientific discipline;
Hit Compound

Any compound or other chemical or biological material that is identified as a direct result of the provision of the Services as having positive and desired activity when screened in an assay as specified in Section 4.2 of the Schedule of Work;

Indemnifying Party	Has the meaning given in Clause 6.4.2;
Intellectual Property

All patents, rights to inventions, database rights, copyright and related rights, trade marks, rights in designs, rights in confidential information (including know-how and trade secrets) and any other intellectual property rights, in each case whether registered or unregistered and including all applications for and renewals or extensions of such rights, and all similar or equivalent rights or forms of protection in any part of the world;

Licensed Product

Any pharmaceutical composition that includes a Hit Compound or a Novel Client Compound (as applicable), or any analogue or derivative of a Hit Compound or Novel Client Compound generated by the Client or its licensee or assignee;

New Intellectual Property

Any and all Intellectual Property generated by BioFocus as a direct consequence of performing the Services and/or arising directly pursuant to the objectives under any Schedule of Work but excluding any Intellectual Property so generated that is part of BioFocus Methodologies;

Novel Client Compound

Any compound or other chemical or biological material and those with close structural and chemical similarity that is (a) created as a direct result of the provision of the Services; (b) not a BioFocus Compound; and (c) novel, as determined by BioFocus to the best of its knowledge;

Parties	BioFocus and the Client. ‘Party’ shall mean either of them;
Project Management Committee	A committee formed and operating in accordance with Clause 2.2;

v 3 Nov 2011

Confidential to Diabesity Inc. and BioFocus

Receiving Party	Has the meaning given in Clause 5.1;
Research Fees	Has the meaning given in Clause 3.1.1;
Results

Chemical, biological and other data and information in respect of any Hit Compounds, Client Materials and/or Novel Client Compounds, and chemical synthetic methods relating solely to Novel Client Compounds, generated by BioFocus as a direct consequence of performing the Services, but excluding all BioFocus Background Intellectual Property and any Intellectual Property in BioFocus Methodologies;

Schedule of Work

A document which sets out the Services and the respective obligations of the Parties related to the Services, which is agreed in writing by the Parties, references this agreement and thereby forms an integral part of this agreement. During the term of this agreement, one or more Schedules of Work can be entered into; and

Services	The services to be performed by BioFocus as specifically detailed in each Schedule of Work.
Specific Use	Means inhibition of Fyn kinase.

2.

Research and development

2.1

Obligations and Services

2.1.1

BioFocus and the Client shall perform their respective duties as set out in each Schedule of Work but nothing in this agreement obligates the Parties to enter into any Schedule of Work. Each Party expressly acknowledges that the purpose of this agreement is to carry out experimental research and accordingly, specific results cannot be guaranteed. Nothing in this agreement nor in the Schedules of Work should be interpreted to the contrary.

2.1.2

Each Party shall carry out its respective obligations as set out in each Schedule of Work in accordance with all applicable laws, rules and regulations in the country or countries in which those obligations are being performed.

2.1.3

If the Client wishes to change the Services described in a Schedule of Work, or wishes to obtain additional Services not initially covered by a Schedule of Work, then the Client will need to make a written request to BioFocus. If the requested modifications or the extension of the Services is acceptable to BioFocus, as determined by BioFocus in its sole discretion, BioFocus will submit to the Client either a new written Schedule of Work or an amendment to the existing Schedule of Work, for the Client’s approval. BioFocus shall not unreasonably withhold its agreement to the requested modifications or extensions. No such Client request is binding until the Parties agree to it in signed writing in either of the formats specified above. Such signed document will form an integral part of the relevant Schedule of Work.

2.1.4

BioFocus shall use reasonable efforts to respect the timelines estimated in the relevant Schedule of Work for the performance of the Services. If delays are encountered versus these timelines, BioFocus shall notify the Client and both Parties shall discuss in good faith how to address such delays.

2.2

Records, meetings and reports

2.2.1

BioFocus shall maintain complete and accurate records of its activities as set out in each Schedule of Work.

2.2.2

BioFocus and the Client shall, where appropriate, establish a Project Management Committee upon signature of each Schedule of Work. Where applicable, the Project Management Committee shall:

(a)

comprise equal numbers of representatives of each Party, the numbers to be agreed but should be no more than 3 representatives nominated from time to time by BioFocus, including the BioFocus Project Manager (identified in the Schedule of Work), and no more than 3 representatives nominated from time to time by the Client, including the Client Project Manager for the relevant Services (as identified in the corresponding Schedule of Work);

(b)

meet periodically (and in any event at least quarterly) and confer by telephone or video conference to review and discuss the progress and direction of each Schedule of Work;

(c)

advise the Parties generally on the conduct and progress of the performance of the Services; and

v 3 Nov 2011

Confidential to Diabesity Inc. and BioFocus

(d)

prepare and propose to the Parties any amendments or supplements to each Schedule of Work, including any changes to FTE allocations and whether any extraordinary costs are or should be incurred and charged to the Client (e.g. for reagents).

2.2.3

In addition to formal Project Management Committee meetings, telephone conferences and video conferences, the Parties shall maintain an informal, interactive dialogue throughout the course of each Schedule of Work.

2.2.4

Unless otherwise specified in the relevant Schedule of Work, BioFocus shall prepare and send to the Client written reports according to the relevant Schedule of Work and within 90 days of the completion or termination of the Services specified in each Schedule of Work. The reports will describe the progress made in respect of each Schedule of Work and set forth the Results of Services carried out as set out in each Schedule of Work.

2.3

Subcontracting

2.3.1

BioFocus may elect to subcontract any part of the Services to any of its Affiliates without having to obtain consent from the Client provided that:

(a)

such subcontracted Services are agreed in the relevant Schedule of Work; and

(b)

such Services are performed in accordance with this agreement and the relevant Schedule of Work; and

(c)

BioFocus shall remain fully responsible to the Client for the performance of such Services by its Affiliate.

2.3.2

The Parties further agree that in the event that BioFocus subcontracts any part of the Services to an Affiliate, invoices for such Services may be issued to the Client direct by the relevant Affiliate in the currency specified in the relevant Schedule of Work or as otherwise agreed in writing between the Parties. The Client shall pay such invoices directly to the relevant Affiliate and such payment will fulfil the payment obligation of the Client to BioFocus under this agreement in respect of such subcontracted Services.

3.

Payments

3.1

Research Fees

3.1.1

In consideration of BioFocus performing the Services, the Client shall pay to BioFocus the amounts described or referred to in the relevant Schedule of Work, in accordance with the provisions of that Schedule of Work (“Research Fees”).

3.1.2

BioFocus may elect to increase the Research Fees, including any FTE Rates, once in any 12-month period. BioFocus shall give the Client not less than one (1) months’ notice of any increase in the Research Fees. Any such increase should not exceed the percentage increase, over the last 12 months for which figures are available, in the UK All Items Retail Prices Index. Any increase in the Research Fees will apply with effect from the expiry of BioFocus’ notice.

3.2

Expenses and consumables

3.2.1

The Client shall reimburse to BioFocus, in addition to the Research Fees, the cost of hotel, subsistence, travelling and other ancillary expenses reasonably and properly incurred by BioFocus employees, subcontractors and agents in the provision of the Services, unless otherwise agreed in the relevant Schedule of Work. BioFocus will submit any invoices for expenses to the Client monthly in arrears and such invoices are payable by the Client in accordance with Clause 3.4.

3.2.2

The Client shall reimburse to BioFocus, in addition to the Research Fees, the cost of any consumables purchased by BioFocus on behalf of the Client necessary for the performance of the Services, unless otherwise agreed in the relevant Schedule of Work. Such consumables will be itemised in the relevant Schedule of Work and agreed between the Parties. BioFocus will submit any invoices for consumables monthly in arrears (unless otherwise agreed in the Schedule of Work) and such invoices are payable by the Client in accordance with Clause 3.4.

3.3

Milestone and royalty payments

Where applicable, the Client shall pay to BioFocus the success fees, milestone payments, royalties and other payments described in that Schedule of Work.

v 3 Nov 2011

Confidential to Diabesity Inc. and BioFocus

Any such payments due under a Schedule of Work are payable to BioFocus by the Client within 30 days of such payment becoming due.

3.4

Payment terms

Subject to 2.3.2, all sums payable by the Client to BioFocus under this agreement:

(a)

are to be paid in United States Dollars (USD) (without deduction for bank charges or currency exchange) by direct credit transfer to a bank account nominated by BioFocus, or by such other method as BioFocus may reasonably require; and

(b)

are to be paid within 30 days of receipt of a proper invoice, failing which BioFocus may charge interest on any outstanding amount on a daily basis at a rate equivalent to 8% above the Bank of England base lending rate then in force in London;

(c)

are exclusive of VAT, sales tax, or any other applicable tax, which (if and when applicable) will be paid by the Client to BioFocus over and above the Research Fees;

(d)

are to be made without deduction of income tax or other taxes, charges or duties that may be imposed, except in so far as the Client is required to deduct such charges to comply with applicable laws. The Parties shall cooperate and take all steps reasonably and lawfully available to them, to avoid deducting such taxes and to obtain double taxation relief. If the Client is required to make any such deduction it shall provide BioFocus with such certificates or other documents as it can reasonably obtain to enable BioFocus to obtain appropriate relief from double taxation of the payment in question.

3.5

Shipping Costs

All shipping costs (including insurance and importation costs) in connection with the performance of the Services under any Schedule of Work are to be borne by the Client.

4.

Intellectual Property

4.1

Background IP

4.1.1

Nothing in this agreement affects:

(a)

a Party’s ownership of, and rights to, its Background Intellectual Property; or

(b)

BioFocus’ ownership of, and rights to, BioFocus Compounds; or

(c)

Client’s ownership of, and rights to, Client Materials; or

(d)

where applicable, a third party’s ownership of any BioFocus Compounds or Client Materials used in the provision of the Services.

4.1.2

During the Term, the Client grants to BioFocus a royalty-free, fully paid-up, worldwide, non-exclusive license to use the Client’s Background Intellectual Property, solely to the extent necessary for BioFocus to perform the Services.

4.2

Results

Upon completion of each Schedule of Work and full payment by the Client to BioFocus of all amounts due under the relevant Schedule of Work, BioFocus shall, in so far as it has the legal right to do so:

4.2.1

assign to the Client all of BioFocus’ right, title and interest in New Intellectual Property, including any Delivered Items and Novel Client Compounds, save that New Intellectual Property shall not include any BioFocus Methodologies.

v 3 Nov 2011

Confidential to Diabesity Inc. and BioFocus

4.2.2

grant the Client, a non-exclusive, royalty-free, fully paid-up, worldwide, perpetual license to use the Hit Compounds (where such Hit Compound arises from a BioFocus Compound), and any of BioFocus’ Background Intellectual Property specifically used in the performance of the Services and necessary for development of the Results, solely for the Client’s or the Client’s Permitted Collaborator’s own research and development purposes with respect to Hit Compounds and/or for the purpose of undertaking research, developing, making, having made, using, keeping, importing and exporting (as required) and selling Licensed Products.

4.2.3

grant to the Client, BioFocus’ right to file and have granted one or more patents to any Novel Client Compounds and subject to Clause 4.3.3 below and where applicable, the right to file and have granted one or more patents to the Specific Use of any Hit Compound that is not a Client Compound.

4.3

Reserved rights

4.3.1

As between the Parties, full title to any Intellectual Property arising and generated in the provision of the Services in respect of BioFocus Compounds, BioFocus Methodologies and Hit Compounds (solely to the extent such Hit Compounds are BioFocus Compounds) remains with BioFocus, subject to the licence granted in Clause 4.2.

4.3.2

As between the Parties, full title to any Intellectual Property (including New Intellectual Property) arising and generated in the provision of the Services in respect of Client Materials shall be the property of Client.

4.3.3

Nothing in this agreement prevents BioFocus from carrying out synthetic and medicinal chemistry services, screening services or other research services for any other person, including any services that use the same or a similar compound library to any library used to perform the Services under this agreement, provided that such services will not conflict with the provision of Services under this agreement. BioFocus will not use any Confidential Information of the Client in providing such services.

4.3.4

The Client shall not sell any BioFocus Compounds nor make them available to any other person, or incorporate any of them into any other product or file for a patent application or any other form of registered right containing the same other than specifically provided for under Clause 4.2.3, without the prior written agreement of BioFocus.

4.3.5

Except for the licences and assignments expressly provided for under this agreement, each Party reserves all its rights.

4.4

Third party rights

BioFocus warrants that it will not knowingly infringe any third party’s Intellectual Property rights in the performance of the Services, but where the Services require the use of commercially available compounds, Client Materials, or a target which has been specifically requested by the Client, the Client agrees that BioFocus has no liability to the Client in respect of any infringement or alleged infringement of third party Intellectual Property rights. In such circumstances, the Client shall be solely responsible for dealing with any such infringement or alleged infringement, and obtaining any necessary licences, consents or permits from third parties, at its sole cost and expense.

4.5

Patent filings

The Client shall be solely responsible for filing and prosecuting patent applications (at its discretion) in respect of Novel Client Compounds, Results and New Intellectual Property that has been assigned to the Client under Clause 4.2.1, and in respect of Hit Compounds (which are BioFocus Compounds) under Clause 4.2.3 at the Client’s sole cost and expense. BioFocus shall execute such documents as the Client may reasonably require with respect to any such applications, and take such other actions as the Client may reasonably request in order to obtain and maintain such patents. However, the Parties agree that BioFocus will be at liberty to charge the Client for all labour costs at the rate of USD 1,250 per day (on a pro rata basis) and other expenses incurred by BioFocus in fulfilling its obligations under this Clause 4.5.

4.6

Abandoning the patents

If the Client does not wish to apply for, or at any stage continue with, or bear any costs of, patent protection in respect of Novel Client Compounds it shall give BioFocus the opportunity to do so at no cost but at BioFocus’ sole expense, and shall assign all its right, title and interest in such patents and applications to BioFocus. Thereafter the Client has no rights in such application or patents.

v 3 Nov 2011

Confidential to Diabesity Inc. and BioFocus

5.

Confidential Information

5.1

Each Party (“Receiving Party”) shall:

5.1.1

maintain in confidence any Confidential Information provided to it directly or indirectly by the other Party (‘Disclosing Party’) during, or in anticipation of, this agreement, taking such reasonable security measures as it takes to protect its own confidential information and trade secrets;

5.1.2

use such Confidential Information only for the purposes of carrying out the Schedule(s) of Work or as may be licensed or permitted under Clause 4;

5.1.3

not disclose such Confidential Information to any other person, other than to employees, consultants, officers, licensees or potential licensees who (in each case) have accepted obligations of confidentiality and non-use equivalent to the provisions of this Clause 5 and who need to have access to such Confidential Information in connection with the performance of this agreement or for the exercise of rights under Clause 4.

5.2

The obligations set out in Clause 5.1 do not apply to any Confidential Information received by a Party that can prove by written records:

5.2.1

(except where BioFocus is the Receiving Party with respect to new Intellectual Property and Results) was already in the Receiving Party’s property or lawfully in its possession prior to receiving it from the other Party; or

5.2.2

is subsequently generated by the Receiving Party without the use of, or reliance upon, any Confidential Information of the Disclosing Party; or

5.2.3

was already in the public domain when it was provided by the Disclosing Party; or

5.2.4

subsequently enters the public domain through no fault of the Receiving Party; or

5.2.5

is received from a third party who has the lawful right to provide it to the Receiving Party without imposing obligations of confidentiality; or

5.2.6

is being disclosed to a government agency for review in connection with an application by a Party or its licensee for the testing or commercialisation of a compound. However, such disclosures should be made in confidence wherever such agency’s procedures permit it to receive such information in confidence; or

5.2.7

is required to be disclosed by an order of any court of competent jurisdiction or governmental authority, or by the requirements of any stock exchange on which the shares of the Receiving Party are listed or are to be listed, provided that reasonable efforts are used by the Receiving Party to secure a protective order or equivalent over such information and provided further that the Disclosing Party is informed as soon as possible and be given an opportunity, if time permits, to make appropriate representations to such court, authority or stock exchange to attempt to secure that the information is kept confidential.

5.3

The provisions of this Clause 5 survive any termination of this agreement for a period of seven (7) years.

5.4

Notwithstanding the obligations set forth above in this Clause 5, BioFocus may disclose any Confidential Information to its Affiliate(s) according to and for the sole purpose described in Clause 2.3. Such Affiliate(s) shall be bound by obligations of confidentiality equivalent to those imposed on BioFocus as set forth within this Clause 5.

v 3 Nov 2011

Confidential to Diabesity Inc. and BioFocus

6.

Warranties, liabilities and indemnities

6.1

Experimental research

The Parties acknowledge that this agreement is to carry out experimental research and for the use of experimental materials whose properties and safety may not have been established. Accordingly specific results cannot be guaranteed and any Delivered Items provided by BioFocus to the Client under this agreement are provided ‘as is’ and without any express or implied warranties, representations or undertakings. As examples, but without limiting the foregoing, BioFocus does not give any warranty that Delivered Items do not infringe third party rights, are of merchantable or satisfactory quality, are fit for any particular purpose, comply with any sample or description, or are viable, uncontaminated, safe or non-toxic, nor that any patent applications made or licensed pursuant to this agreement will result in valid, granted patents. BioFocus does not give any warranty that any Hit Compounds or Novel Client Compounds will be identified in the provision of the Services nor that quantities of any Hit Compounds or Novel Client Compounds will be available from BioFocus or any third party.

6.2

No other warranties

Each of the Parties acknowledges that, in entering into this agreement, it does not do so in reliance on any representation, warranty or other provision except as expressly provided in this agreement, and any conditions, warranties or other terms implied by statute or common law are excluded from this agreement to the fullest extent permitted by law.

6.3.

Indemnification

BioFocus shall indemnify, defend and hold harmless the Client, its Affiliates, and their respective officers, directors, employees, consultants, agents and representatives (the ‘Client Indemnitees’) against all third party Claims which may be asserted against or suffered by any of the Client Indemnitees arising out of or in connection with BioFocus’ knowing breach of third party Intellectual Property rights in its performance of the Services and/or any deliberate breach of its confidentiality obligations under section 5 of this Agreement , provided however that BioFocus shall not indemnify any Client Indemnitee to the extent the Claim is caused by (a) the gross negligence or wilful misconduct of the Client, or (b) the material failure of the Client to comply with the terms of this agreement.

The Client shall indemnify, defend and hold harmless BioFocus, its Affiliates, and their respective officers, directors, employees, consultants, agents and representatives (the ‘BioFocus Indemnitees’) against all third party Claims which may be asserted against or suffered by any of the BioFocus Indemnitees and which relate to the Client’s use of the Delivered Items and/or the development, manufacture, distribution, sale, supply and/or use of any products or services which incorporate any Delivered Items, provided however that the Client shall not indemnify BioFocus to the extent the Claim is caused by (a) the gross negligence or wilful misconduct of BioFocus, or (b) the material failure of BioFocus to comply with the terms of this agreement.

6.4

Meaning and conduct of Claims

6.4.1

As used in this Clause 6, ‘Claims’ means all demands, claims and liability (whether criminal or civil, in contract, tort or otherwise) for losses, damages, reasonable legal costs and other expenses of any nature whatsoever and all reasonable costs and expenses (including without limitation legal costs) incurred in connection therewith.

6.4.2

A Client Indemnitee or BioFocus Indemnitee (“Indemnitee”) seeking indemnification pursuant to this Clause 6 shall provide prompt written notice to BioFocus or Client, as applicable (the “Indemnifying Party”); of its intent to initiate any action or proceeding that may reasonably lead to a claim for indemnification. Upon such notice, the Indemnifying Party has the right to assume the defence and settlement of such action or proceeding, provided that it shall not settle any action or proceeding without the other Party’s written consent. Neither Party will unreasonably withhold its approval with the settlement of the Claim. Any Party shall cooperate with the other Party in the investigation and/or defence of such Claim. The Indemnitee shall not make any admission in respect of such Claim prejudicial to the defence of it without the prior written consent of the Indemnifying Party. The Indemnifying Party is not obligated to indemnify the Indemnitee for any settlement or other payment of costs or expenses incurred in connection with the defence and the settlement without the written consent of the Indemnifying Party.

v 3 Nov 2011

Confidential to Diabesity Inc. and BioFocus

6.5

Limitation of liability

6.5.1

To the extent permitted by law, and in circumstances where BioFocus has not effectively excluded liability to the Client under or in connection with this agreement, the maximum aggregate liability of BioFocus to the Client in relation to each Schedule of Work, whether in contract, tort, negligence, breach of statutory duty or otherwise, is limited to an amount not exceeding the price paid by the Client to BioFocus under the Schedule of Work such liability is alleged to arise from or is connected with. Nothing in this Agreement shall exclude the liability of BioFocus for death or personal injury caused by its negligence, in respect of fraudulent misrepresentation or any other liability that cannot be excluded or restricted by law.

6.6

Exclusion of liability

Notwithstanding any other provision of this agreement, to the extent permitted by law BioFocus is not liable to the Client (in contract, tort, negligence, breach of statutory duty or otherwise) for any loss of turnover, profits, business or goodwill, or for any loss, damage, costs or expenses of any nature whatsoever incurred or suffered by the Client that is of an indirect or consequential nature.

7.

Duration and termination

7.1

Commencement and termination by expiry

This agreement comes into effect on the Effective Date and, unless terminated earlier in accordance with this Clause 7, continues in force until the fifth anniversary of the Effective Date (unless extended by written agreement of the Parties); and on such date this agreement will terminate automatically by expiry. Expiration of this agreement shall not terminate any Schedule of Work then in place, which shall continue under the terms of the agreement.

7.2

Early termination

7.2.1

Either Party has the right to terminate this agreement for convenience and/or any Schedule of Work at any time on 90 days’ notice in writing to the other Party. Any Schedules of Work ongoing at the time shall not be terminated and shall only terminate on completion of all Services thereunder by BioFocus.

7.2.2

Without prejudice to any other right or remedy, either Party has the right to terminate this agreement and/or any Schedule of Work at any time:

(a)

with immediate effect if the other Party materially breaches this agreement and such other Party has not remedied the breach within 60 days after receipt of the written notice specifying the nature of the breach; or

(b)

with immediate effect if the other Party becomes insolvent, or if an order is made or a resolution is passed for the winding up of the other Party (other than voluntarily for the purpose of solvent amalgamation or reconstruction), or if an administrator, administrative receiver or receiver is appointed in respect of the whole or any part of the other Party's assets or business, or if the other Party makes any composition with its creditors or takes or suffers any similar or analogous action in consequence of debt.

7.3

Consequences of termination

7.3.1

Upon expiration or termination of this agreement, the Receiving Party shall, upon request of the Disclosing Party, return to the Disclosing Party all documents, and copies thereof, containing the Disclosing Party’s Confidential Information and make no further use of such Confidential Information. However, the Receiving Party may retain one copy of such documents in a secure location solely to determine its obligations under Clauses 5 and 7;

7.3.2

In the event of termination of this agreement and/or any Schedule of Work by the Client according to Clause 7.2.1, or in the event of termination by BioFocus in the event of Clause 7.2.2 (a) or 7.2.2 (b), and Services under one or more Schedules of Work are on-going at the date of termination, the Client shall pay BioFocus for all Services performed, and all costs and expenses incurred, by BioFocus up to the point of termination including any reasonably incurred non-cancellable expenses in anticipation of completion of the Schedule of Work by BioFocus, less the amounts already paid by Client.

v 3 Nov 2011

Confidential to Diabesity Inc. and BioFocus

7.3.3

In the event of termination of this agreement and/or any Schedule of Work, BioFocus shall, upon payment of all fees due to it under this agreement, (a) deliver any items that BioFocus is required to provide to the Client as described in each Schedule of Work, and reports not previously delivered to the Client in such condition as they are in as at the date of termination; and (b) assign the rights in accordance with Clause 4.2.1 and grant the rights in accordance with Clause 4.2.2 - 4.2.3.

7.3.4

Notwithstanding the expiration or termination of this agreement, the provisions of Clauses 1, 3, 4 (subject to Clause 7.3.3), 5, 6 and 7.3 shall continue in full force and effect; and

7.3.5

Subject to as provided in this Clause 7.3, and except in respect of any accrued rights, upon expiration or termination of this agreement, neither Party shall be under any further obligation to the other.

8.

General

8.1

Force majeure

Neither Party has any liability or is be deemed to be in breach of this agreement or any Schedule of Work for any delays or failures in performance which result from circumstances beyond the reasonable control of that Party, including without limitation labour disputes involving that Party. The Party affected by such circumstances shall promptly notify the other Party in writing when such circumstances cause a delay or failure in performance and when they cease to do so.

8.2

Amendment

This agreement must only be amended in writing signed by duly authorised representatives of BioFocus and the Client.

8.3

Assignment

8.3.1

This agreement and each Schedule of Work shall be binding upon and inure to the benefit of the successors in interest of each respective Party. Neither Party is permitted to assign, mortgage, charge or otherwise transfer any rights or obligations under this agreement or any Schedule of Work without the prior written consent of the other Party. However, either Party may, without such consent, assign all its rights and obligations under this agreement and each schedule of Work to any third party to which it transfers all or part of its assets or business to which this agreement and that (those) Schedule(s) of Work relate, provided that the assignee undertakes to the other Party to be bound by and perform the obligations of the assignor under this agreement.

8.3.2

Notwithstanding Clause 8.3.1, BioFocus is permitted to transfer or assign this agreement, without the prior consent of the Client, to any of its Affiliates so long as (a) it also assigns all Schedules of Work to the same Affiliate and (b) the Affiliate expressly assumes all of the obligations of BioFocus.

8.4

Waiver

No failure or delay on the part of either Party to exercise any right or remedy under this agreement or a Schedule of Work will be construed or operate as a waiver of such right or remedy, nor will any single or partial exercise of any right or remedy preclude the further exercise of such right or remedy.

8.5

Severability

8.5.1

If any provision of this agreement or a Schedule of Work is or becomes illegal, invalid or unenforceable in any jurisdiction, that does not affect:

(a)

the legality, validity or enforceability in that jurisdiction of any other provision of this agreement or the relevant Schedule of Work; or

(b)

the legality, validity or enforceability in any other jurisdiction of that or any other provision of this agreement or the relevant Schedule of Work.

8.5.2

Whilst the Parties consider the provisions contained in this agreement reasonable, having taken independent legal advice, if any one or more of the provisions are adjudged alone or together to be illegal, invalid or unenforceable, the Parties shall negotiate in good faith to modify any such provision(s) so that to the greatest extent possible they achieve the same effect as would have been achieved by the invalid or unenforceable provision(s).

v 3 Nov 2011

Confidential to Diabesity Inc. and BioFocus

8.6

Independent relationship

Client’s relationship with BioFocus is that of an independent contractor, and nothing in this agreement or any Schedule of Work should be construed to create a partnership, joint venture or employer-employee relationship. Neither Party is permitted to act or describe itself as the agent of the other, nor make or represent that it has authority to make any commitments on the other's behalf.

8.7

Interpretation

In this agreement:

8.7.1

the headings are used for convenience only and do not affect any interpretation; and

8.7.2

references to “person(s)” include incorporated and unincorporated persons; references to the singular include the plural and vice versa; and references to the masculine include the feminine; and

8.7.3

where the word “including” is used, it means “including without limitation”.

8.8

Notices

8.8.1

Any notice to be given under this agreement or any Schedule of Work is to be in writing and sent by registered mail, or by courier, or by fax to the following addresses or to such other address that a Party may notify to the other Party in accordance with this Clause 8.8.

If to Client: Warren C. Lau, President, MetaStat, Inc. 8 Hillside Ave., Suite 207, Montclair, NJ 07042, tel. (970) 744-761

If to BioFocus: Managing Director BioFocus, Chesterford Research Park, Saffron Walden, Essex, CB10 1XL, United Kingdom, tel. +44 1799 533500, fax +44 1799 531495

8.8.2

Notices sent as above are deemed to have been received 3 working days after the day of posting (in the case of inland first class mail), or 7 working days after the date of posting (in the case of air mail), or on the next working day after transmission (in the case of fax messages, but only if a transmission report is generated by the sender's fax machine recording a message from the recipient's fax machine, confirming that the fax was sent to the number indicated above and confirming that all pages were successfully transmitted).

8.9

Law and jurisdiction

The validity, construction and performance of this agreement and each Schedule of Work is governed by the laws of England and Wales and subject to the exclusive jurisdiction of the competent courts in England to which the Parties hereby submit, except that a Party may seek an interim injunction in any court of competent jurisdiction.

8.10 Further action

Each Party agrees to execute, acknowledge and deliver such further instruments, and do all further similar acts, as may be necessary or appropriate to carry out the purposes and intent of this agreement and each Schedule of Work.

8.11 Announcements and press releases

The Parties agree that:

(i)

1BioFocus and/or its ultimate parent company Galapagos NV shall have the right to make a press release and/or other communications regarding the existence of this agreement with reference to the collaboration between the Parties hereunder, provided that the Client has the opportunity to review such press releases within three (3) working days as of the date it has been submitted to the Client for review; and

(ii)

the Client shall have the right to make a press release and/or other communications regarding the existence of this agreement with reference to the collaboration between the Parties hereunder, provided that BioFocus and/or Galapagos NV has the opportunity to review such press releases within three (3) working days as of the date it has been submitted to BioFocus or Galapagos NV for review. In addition, BioFocus shall have the right not to be cited in any press release and/or other communication if it so requests.

v 3 Nov 2011

Confidential to Diabesity Inc. and BioFocus

8.12 Export

The Parties acknowledge that the export of technical data or materials is subject to the receipt of any necessary export licences by the exporting Party and that the Parties cannot be responsible for any delays attributable to export controls which are beyond the reasonable control of either Party. Each Party agrees not to export or re-export, directly or indirectly, any information, technical data, the direct product of such data, samples, or equipment received or generated under this agreement in violation of any applicable export control laws or governmental regulations.

8.13 Entire agreement

8.13.1

This agreement, in conjunction with individual Schedules of Work entered into under this agreement:

(a)

constitutes the entire and integrated agreement between the Parties with respect to that Schedule of Work; and

(b)

supersedes and extinguishes any prior drafts, agreements, undertakings, understandings, promises or conditions, whether oral or written, express or implied between the Parties relating to such subject matter.

8.13.2

Each Party acknowledges to the other that it has not been induced to enter into this agreement nor has it relied upon any representation, promise, assurance, warranty or undertaking (whether in writing or not) by or on behalf of the other Party or any other person save for those contained in this agreement. Accordingly, each of the Parties acknowledges that the only remedy available to it in respect of the subject matter of this agreement and any Schedule of Work is for breach of contract under the terms of this agreement and those of the relevant Schedule of Work and it shall have no right of action against any other Party in respect of any such representations, promise, assurance, warranty or undertaking.

8.13.3

This clause does not exclude any liability which either Party would otherwise have to the other or any right which either of them may have to rescind this agreement in respect of any statements made fraudulently by the other prior to the execution of this agreement or any rights which either of them may have in respect of fraudulent concealment by the other.

8.13.4

If there is any conflict between the terms of a particular Schedule of Work and the terms of this agreement, the terms of this agreement prevail, except in the event and to the extent a deviation to this agreement is explicitly made in the relevant Schedule of Work. In such event, such deviation is only be valid for the applicable Schedule of Work.

8.14 Counterparts

This agreement and each Schedule of Work may be executed in any number of counterparts, each of which, when executed, shall be an original, and all counterparts together shall constitute one and the same instrument.

AGREED by the Parties through their authorised signatories and executed in two originals,

For and on behalf of Diabesity Inc	For and on behalf of BioFocus DPI Limited
Signed: /s/ Warren C. Lau	Signed: /s/ Kate Hilyard
Name: Warren C. Lau	Name: Kate Hilyard
Title: President & CEO	Title: Managing Director, BioFocus
Date: July 15, 2014	Date: July 8, 2014

v 3 Nov 2011

Confidential to Diabesity Inc. and BioFocus

SCHEDULE 1:

Template Schedule of Work or Schedule of Work No 1 (as applicable)

v 3 Nov 2011